Exhibit 99.1

Super Micro Computer, Inc. Appoints Gregory K. Hinckley to Its Board of Directors

SAN JOSE, Calif., January 30, 2009 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, said today that it has appointed Gregory K. Hinckley of Portland, Oregon, to its Board of Directors and Audit Committee.

“We are very happy to have Greg join the board,” said Charles Liang, Chairman of the Board, CEO and president of Supermicro. “He brings more than 20 years of business and strategic expertise in the IT industry, which will be of great value to our company.”

Gregory K. Hinckley was appointed to fill a vacancy on the Board of Directors of the Company. Mr. Hinckley is currently the President and Chief Operating Officer of Mentor Graphics Corporation, a publicly traded provider of electronic design automation solutions. Prior to Mentor Graphics, he served as Chief Financial Officer for two other publicly traded companies – VLSI Technology, Inc. and Bio-Rad Laboratories, Inc. Mr. Hinckley is a director of ArcSoft, Inc. (a privately-held provider of OEM multimedia software and firmware), a director and member of audit and compensation committees of Intermec, Inc. (a publicly traded provider of automated identification and data collection (AIDC) solutions), and is an advisory director of Portland State University Engineering School. Mr. Hinckley holds a Bachelor of Arts degree in physics from Claremont McKenna College, a Master of Science degree in applied physics from University of California, an MBA degree from Harvard Business School, and was a Fullbright Scholar in applied mathematics at Nottingham University in England. He is also a Certified Public Accountant.

About Super Micro Computer, Inc.

Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com or call the San Jose, CA headquarters at +1 408-503-8000.

SMCI-F

SOURCE: Super Micro Computer, Inc.

Super Micro Computer, Inc.

Howard Hideshima,

408-503-8000

Chief Financial Officer

ir@supermicro.com

Or

Perry G. Hayes,

408-895-6570

SVP, Investor Relations

ir@supermicro.com